UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 29, 2026

SKY QUARRY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-42296	84-1803091
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

707 W. 700 South, Suite 105

Woods Cross, UT 84087

(Address of principal executive office) (Zip Code)

(424) 394-1090

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	SKYQ	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 29, 2026, Sky Quarry Inc. (the “Company”), together with Foreland Refining Corporation, a Texas corporation (“Foreland”), and 2020 Resources LLC (“2020 Resources,” and together with the Company and Foreland, the “Company Parties”), entered into a Conversion and Exchange Agreement (the “Exchange Agreement”) with Libertas Funding LLC, a Connecticut limited liability company (“Libertas”), pursuant to which the Company Parties converted, exchanged and cancelled $3,985,000 in aggregate outstanding merchant cash advance obligations (the “MCA Obligations”) owed to Libertas pursuant to (i) that certain Agreement of Sale of Future Receipts dated October 25, 2023, by and between Libertas and Foreland, for the sale of $1,731,660 of future sales receipts (“Libertas #4”), (ii) that certain Agreement of Sale of Future Receipts dated January 11, 2024, by and between Libertas and Foreland, for the sale of $2,632,852 of future sales receipts (“Libertas #5”), (iii) that certain Agreement of Sale of Future Receipts dated January 18, 2024, by and between Libertas and Foreland, for the sale of $4,224,000 of future sales receipts (“Libertas #6”), (iv) that certain Agreement of Sale of Future Receipts dated February 19, 2024, by and between Libertas and Foreland, for the sale of $1,386,000 of future sales receipts (“Libertas #7” and, together with Libertas #4, Libertas #5 and Libertas #6, the “MCA Agreements”), for the issuance by the Company Parties to Libertas a promissory note (the “Note”) in the original principal amount of $3,985,000.

Upon issuance of the Note, the MCA Obligations and MCA Agreements were fully and irrevocably satisfied, cancelled and extinguished. Libertas provided a general release of all claims against the Company Parties arising out of or related to the MCA Agreements.

Promissory Note

In connection with the Exchange Agreement, the Company Parties issued the Note to Libertas on June 29, 2026. The Note bears interest at a rate of 8% per annum (non-compounding) and is repayable pursuant to a principal-first repayment structure with escalating weekly payments until all principal and accrued interest have been paid in full. The Note may be prepaid in whole or in part at any time without premium or penalty. Events of default under the Note include failures to make required payments, insolvency and breaches of material covenants. Upon an event of default, Libertas may declare the entire unpaid principal balance, together with all accrued and unpaid interest, immediately due and payable.

All existing security interests, liens and other collateral rights previously granted to Libertas under the MCA Agreements remain in full force and effect and continue to secure the obligations under the Note. While the Note remains outstanding, the Company may not sell or pledge its future receivables (except in connection with accounts receivable or inventory financing) and may not sell any assets material to the operation of its business without Libertas’s prior written consent.

Personal Guarantee

As a condition to Libertas’s agreement to enter into the Exchange Agreement, Marcus Laun, the Company’s Interim Chief Executive Officer, executed a personal guarantee (the “Personal Guarantee”) in favor of Libertas, dated June 29, 2026, guaranteeing the payment of all obligations payable by the Company under the Note. The Personal Guarantee supersedes all prior personal guarantees or similar undertakings provided in connection with the MCA Agreements and remains in force until all amounts due under the Note have been paid in full. The Company has agreed to indemnify Mr. Laun for any losses, liabilities, costs and expenses he incurs or pays as a result of any claims made against him under the Personal Guarantee. To the extent that Mr. Laun makes any payment thereunder, the Company has agreed to reimburse Mr. Laun with interest thereon at a rate of 8% per annum from the date of payment until the date of reimbursement.

Mr. Laun is the Company’s Interim Chief Executive Officer, Interim Chief Financial Officer and President and serves on the Company’s Board of Directors. The Company’s entry into the indemnification and reimbursement arrangement with Mr. Laun was unanimously approved by the Board of Directors.

The foregoing descriptions of the Exchange Agreement, the Note and the Personal Guarantee do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, copies of which are filed as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K (this “Current Report”) and are incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 of this Current Report is incorporated by reference into this Item 1.02.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Conversion and Exchange Agreement, dated June 29, 2026, by and among Sky Quarry Inc., Foreland Refining Corporation, 2020 Resources LLC and Libertas Funding LLC.
10.2	Promissory Note, dated June 29, 2026, issued by Sky Quarry Inc., Foreland Refining Corporation and 2020 Resources LLC in favor of Libertas Funding LLC.
10.3	Personal Guarantee, dated June 29, 2026, executed by Marcus Laun in favor of Libertas Funding LLC.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sky Quarry Inc.

Dated: July 2, 2026	By:	/s/ Marcus Laun
	Name:	Marcus Laun
	Title:	Interim Chief Executive Officer, Interim Chief Financial Officer and President